                                                            Exhibit 2



                            ASSET PURCHASE AGREEMENT

                           DATED AS OF AUGUST 19, 1998

                                      AMONG

                        INTEGRATED HEALTH SERVICES, INC.,

           NATIONAL INSTITUTIONAL PHARMACY SERVICES, INC., AS SELLER,

                                       AND

                           PHARMERICA, INC., AS BUYER











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                                TABLE OF CONTENTS

                                                                                                      PAGE

ARTICLE I:  PURCHASE AND SALE OF ASSETS; ASSUMPTION OF
         CERTAIN LIABILITIES...........................................................................  1
         1.1             Assets........................................................................  1
         1.2             Excluded Assets...............................................................  3
         1.3             Assumed Liabilities...........................................................  5
         1.4             Excluded Liabilities..........................................................  5
         1.5             Contracts.....................................................................  6

ARTICLE II:  PURCHASE PRICE............................................................................  6
         2.1             Determination and Payment of Purchase Price...................................  6
         2.2             Allocation of Purchase Price..................................................  6

ARTICLE III:  THE CLOSING..............................................................................  7
         3.1             Time and Place of Closing.....................................................  7

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES
         OF SELLERS AND IHS............................................................................  7
         4.1             Organization and Standing.....................................................  7
         4.2             Authority.....................................................................  8
         4.3             Binding Effect................................................................  8
         4.4             Absence of Conflicting Agreements.............................................  8
         4.5             Consents......................................................................  9
         4.6             Contracts.....................................................................  9
         4.7             Financial Statements.......................................................... 10
         4.8             Licenses; Permits; Certificates of Need....................................... 11
         4.9             Title, Condition to Personal Property......................................... 11
         4.10            Real Property................................................................. 12
         4.11            Legal Proceedings............................................................. 13
         4.12            Collective Bargaining, Labor Contracts, Employment
                         Practices, etc................................................................ 13
         4.13            ERISA......................................................................... 14
         4.14            Insurance and Surety Agreements............................................... 15
         4.15            Assets Comprising the Business................................................ 15
         4.16            Absence of Certain Events..................................................... 15
         4.17            Compliance with Laws.......................................................... 17
         4.18            Medicare and Medicaid Programs................................................ 18
         4.19            Encumbrances Created by This Agreement........................................ 18
         4.20            Finders....................................................................... 18



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


                                                                                                      PAGE

         4.21            Intellectual Property......................................................... 18
         4.22            Environmental Matters......................................................... 19
         4.23            Taxes......................................................................... 19
         4.24            Employees..................................................................... 20
         4.25            Disclosure.................................................................... 20
         4.26            Related Transactions.......................................................... 20

ARTICLE V:  REPRESENTATIONS AND WARRANTIES OF BUYER.................................................... 20
         5.1             Organization and Standing..................................................... 20
         5.2             Power and Authority........................................................... 20
         5.3             Binding Agreement............................................................. 21
         5.4             Absence of Conflicting Agreements............................................. 21
         5.5             Consents...................................................................... 21
         5.6             Finders....................................................................... 21

ARTICLE VI:  INFORMATION AND RECORDS
         CONCERNING THE SELLERS........................................................................ 22
         6.1             Access to Information and Records before Closing.............................. 22

ARTICLE VII:  OBLIGATIONS OF THE PARTIES
         UNTIL CLOSING................................................................................. 22
         7.1             Conduct of Business Pending Closing........................................... 22
         7.2             Negative Covenants of Seller.................................................. 22
         7.3             Affirmative Covenants of Seller............................................... 23
         7.4             Pursuit of Consents and Approvals............................................. 24
         7.5             Supplementary Financial Information........................................... 24
         7.6             H-S-R Act..................................................................... 24
         7.7             Nondisclosure of Confidential Information..................................... 24
         7.8             Exclusivity................................................................... 24
         7.9             Notice of Breach.............................................................. 25

ARTICLE VIII:  CONDITIONS PRECEDENT TO OBLIGATIONS OF
         BUYER......................................................................................... 25
         8.1             Representations and Warranties................................................ 25
         8.2             Performance of Covenants...................................................... 25
         8.3             Delivery of Closing Certificate............................................... 25
         8.4             Opinions of Counsel........................................................... 26
         8.5             Legal Matters................................................................. 26
         8.6             Authorization Documents....................................................... 26
         8.7             Material Adverse Effect....................................................... 26
         8.8             Bill of Sale and Assignment................................................... 26



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
                                                                                                      PAGE

         8.9             Non-Competition Agreements; Release........................................... 26
         8.10            Hart-Scott-Rodino Act......................................................... 27
         8.11            Documents..................................................................... 27

ARTICLE IX:  CONDITIONS PRECEDENT TO THE OBLIGATIONS
         OF SELLER AND IHS............................................................................. 27
         9.1             Representations and Warranties................................................ 27
         9.2             Performance of Covenants...................................................... 27
         9.3             Delivery of Closing Certificate............................................... 28
         9.4             Opinions of Counsel........................................................... 28
         9.5             Legal Matters................................................................. 28
         9.6             Authorization Documents....................................................... 28
         9.7             Hart-Scott-Rodino Act......................................................... 28
         9.8             Lender Consent................................................................ 28
         9.9             Non-Competition Agreement; Release............................................ 28
         9.10            Undertaking................................................................... 28
         9.11            Other Documents............................................................... 29

ARTICLE X:  OBLIGATIONS OF THE PARTIES AFTER CLOSING................................................... 29
         10.1            Survival of Representations and Warranties.................................... 29
         10.2            Indemnification............................................................... 29
         10.3            Restrictions.................................................................. 32
         10.4            Delivery of Records........................................................... 33
         10.5            Access to Records............................................................. 33
         10.6            Employees..................................................................... 33
         10.7            Licensure Power of Attorney................................................... 34
         10.8            Transition Services Agreement................................................. 34
         10.9            Cooperation - Further Assistance.............................................. 34

ARTICLE XI:  TERMINATION............................................................................... 34
         11.1            Termination................................................................... 34
         11.2            Effect of Termination......................................................... 35

ARTICLE XII:  MISCELLANEOUS............................................................................ 35
         12.1            Costs and Expenses............................................................ 35
         12.2            Benefit and Assignment........................................................ 35
         12.3            Effect and Construction of this Agreement..................................... 35
         12.4            Notices....................................................................... 36
         12.5            Waiver, Discharge, Etc........................................................ 37
         12.6            Rights of Persons Not Parties................................................. 37
         12.7            Governing Law................................................................. 37



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
                                                                                                      PAGE

         12.8            Public Announcements.......................................................... 37
         12.9            Specific Performance.......................................................... 37




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






SCHEDULES

Schedule 1.2        -      Excluded Assets
Schedule 4.1        -      State Tax Jurisdictions
Schedule 4.4        -      Absence of Conflicting Agreements
Schedule 4.5        -      Consents
Schedule 4.6        -      Contracts
Schedule 4.7        -      Financial Statements
Schedule 4.8        -      Licenses; Permits; Certificates of Need
Schedule 4.9        -      Permitted Liens
Schedule 4.10       -      Real Property
Schedule 4.11       -      Legal Proceedings
Schedule 4.12       -      Collective Bargaining, Labor Contracts, Employment
                           Practices, etc.
Schedule 4.13       -      ERISA
Schedule 4.14       -      Insurance and Surety Agreements
Schedule 4.15       -      Assets Comprising the Business
Schedule 4.16       -      Absence of Certain Events
Schedule 4.17       -      Compliance with Laws
Schedule 4.21       -      Intellectual Property
Schedule 4.23       -      Taxes
Schedule 4.24       -      Employees
Schedule 5.5        -      Consents


                          EXHIBITS

Exhibit A           -      Form of Promissory Note
Exhibit B           -      Form of Amended and Restated Non-Competition
                           Agreement
Exhibit 8.4         -      Form of Opinion of Counsel to Seller and IHS
Exhibit 8.8-1       -      Bill of Sale
Exhibit 8.8-2       -      Assignment of Contracts
Exhibit 9.4         -      Form of Opinion of Counsel to Buyer
Exhibit 9.10        -      Undertaking
Exhibit 10.9        -      Transition Services Agreement

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (the "Agreement") is made as of the 19th day of August, 1998, among INTEGRATED HEALTH SERVICES, INC., a Delaware corporation ("IHS"), NATIONAL INSTITUTIONAL PHARMACY SERVICES, INC., a Delaware corporation ("Seller") and a wholly owned subsidiary of IHS, and PHARMERICA, INC., a Delaware corporation ("Buyer").

         WHEREAS, Seller is engaged in the business of dispensing pharmacy products and services to long-term care facilities such as skilled nursing facilities and assisted living facilities (such business excluding the Excluded Services and the Excluded Assets, as such terms are defined below, being the "Business"), including long-term care facilities owned, managed or leased by IHS and/or various of its directly or indirectly owned subsidiaries ("IHS LTC Facilities"); and

         WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Assets (as hereinafter defined) of Seller, upon the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IHS, Seller and Buyer intending to be legally bound, agree as follows:


              ARTICLE I: PURCHASE AND SALE OF ASSETS; ASSUMPTION OF
                               CERTAIN LIABILITIES

         1.1 Assets.

         Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), and in reliance upon the covenants, representations and warranties of Buyer, Seller will sell, assign, convey, transfer and deliver to Buyer free and clear of all Liens (as such term is hereinafter defined in Section 4.9) other than Permitted Liens (as such term is hereinafter defined in Section 4.9), and, in reliance upon the covenants, representations and warranties of IHS and Seller, Buyer will purchase, acquire and accept from Seller, all of Seller's assets, properties and rights of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, as in existence on the Closing Date (as hereinafter defined) (collectively, the "Assets"), including, without limitation, the following assets of Seller:

                  (a) all of Seller's right, title and interest in and to any real property owned in fee (the "Owned Real Property"), together with all buildings and improvements thereon, and all rights, privileges, permits and easements appurtenant thereto;

                  (b) all of Seller's right, title and interest in and to any and all leasehold estates (the "Real Property Leases") in land, facilities and real property improvements (whether owned or leased) (the "Leased Real Property") together with all rights, privileges and easements appurtenant thereto;

                  (c) all accounts, loans and notes receivable, the proceeds collected from any Non-Assignable Receivables (as hereinafter defined in Section 1.2(k)), advances, performance and surety bonds and letters of credit or other similar instruments in favor of Seller;

                  (d) all inventory and supplies, including, without limitation, all useable and saleable items of pharmaceutical product inventory, including controlled substances, dangerous drugs and prescription files, and all office supplies, contents and other packaging materials;

                  (e) all machinery and equipment, including, without limitation, all pharmacy equipment, medication and treatment carts, emergency boxes, convenient boxes, automated dispensing cabinets, facsimile machines, computers and computer hardware and software, furniture and fixtures, motor vehicles, repair parts and tools, together with any rights, claims and interests arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranties by the manufacturers or sellers of any such assets or any component part thereof;

                  (f) all of Seller's right, title and interest in and to each joint venture or partnership to which Seller is a party, together with all of Seller's right, title and interest in and to all joint venture or partnership agreements that govern each such joint venture or partnership;

                  (g) all books, records and other data in whatever form maintained, including, without limitation, payroll, personnel and other employee records;

                  (h) all Contracts (as hereinafter defined in Section 4.6), and all other contracts, leases and commitments, including, without limitation, all rights to receive payments for products sold or services rendered pursuant to Contracts and to assert claims and to take other actions in respect of breaches, defaults and other violations thereunder;

                  (i) all certificates of need, accreditations, registrations, licenses, permits and other consents or approvals of Governmental Authorities (as hereinafter defined in Section 4.4) or accreditation organizations, to the extent permitted by applicable Governmental Requirements (as hereinafter defined in Section 4.4) to be transferred;

                  (j) all Intellectual Property, as defined in Section 4.21, (including, without limitation, the name "National Institutional Pharmacy Services, Inc." and "NIPSI") and customer and supplier lists;

                  (k) all goodwill relating to the Business;

                  (l) all credits and prepaid expenses, taxes (other than income taxes) and deposits; and

                  (m) all causes of action, choses in action, lawsuits, judgments, claims, rights under express or implied warranties, guarantees, indemnities and similar rights in favor of Seller, rights of recovery, rights of set-off, rights of subrogation and all other rights and demands of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise.

         Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Assets shall not include the Excluded Assets as defined in Section 1.2 below.

         1.2 Excluded Assets. The Assets shall not include any of the following assets (the "Excluded Assets"):

                  (a) inventory and supplies disposed of after the date hereof and prior to Closing as permitted in accordance with Article VII hereof;

                  (b) obsolete equipment disposed of for fair consideration, if any, after the date hereof and prior to the Closing;

                  (c) Licenses and Medicare and Medicaid provider numbers which may not be transferred in accordance with applicable Governmental Requirements;

                  (d) claims or defenses against third parties, including insurance companies, for reimbursement, indemnification or under any warranties with respect to the payment or satisfaction by Seller of any Excluded Liabilities or relating to any other Excluded Assets;

                  (e) contracts covering or relating solely to Excluded Services (as hereinafter defined), the assets used solely in connection with the provision of Excluded Services and the other assets identified on Schedule 1.2 hereto;

                  (f) Plans (as hereinafter defined in Section 4.13(b));

                  (g) use of the acquisition, accounting, legal, management information service, human resource, risk management and other corporate functions provided by IHS or any of its subsidiaries (other than Seller) except as provided in the Transition Services Agreement (as defined in Section 10.8 hereof);

                  (h) income tax refunds, if any, in respect of tax periods ending on or prior to Closing;

                  (i) all cash and bank accounts of Seller;

                  (j) the capital stock of Seller;

                  (k) all receivables of Seller from governmental payors which by law may not be assigned ("Non-Assignable Receivables");

                  (l) the articles of incorporation, by-laws, minute books, stock record books and stock ledgers and any other books, records or other data relating solely to Excluded Assets or Excluded Liabilities (as such term is defined in Section 1.4) of Seller.; and

                  (m) any capital stock of ASCO Healthcare of New England, Inc., a Maryland corporation, and any limited partnership interest in ASCO Healthcare of New England Limited Partnership.

         For purposes hereof, "Excluded Services" means: (a) the provision to facilities operated (by reason of ownership, lease or management agreement) by IHS, Community Care of America, Inc., Integrated Living Communities, Inc. ("ILC") or any entity which now or hereafter is one of their respective subsidiaries of enteral, ostomy, colostomy, urological or wound care product dispensing and distributing services and all services related thereto; and (b) management of healthcare networks which include management of the provision of pharmacy dispensing and distribution services (provided that same shall not include actual provision of pharmacy dispensing and distribution services).

         1.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume and undertake to pay, discharge and perform as and when due only the following obligations and liabilities:

                  (a) all operating trade payables that would be classified as current liabilities on a balance sheet prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the most recent unaudited financial statements of Seller excluding any working capital loans or other amounts payable to IHS or any of its direct or indirect subsidiaries or affiliates of IHS and excluding any federal, state or local income taxes payable; and

                  (b) all of Seller's obligations arising under the Contracts identified on Schedule 4.6 (except to the extent expressly identified as a non-assumed contract on Schedule 4.6) and the other contracts, leases, commitments and Licenses included in the Assets, in each case to the extent and solely to the extent such obligations relate to the Business, are incident to the performance in accordance with the terms of such agreements and relate solely to periods after the Closing.

All of the foregoing included in subsections (a) and (b) above, being the "Assumed Liabilities."

         1.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume any liabilities, debts or obligations of Seller or IHS of any kind, character or description, whether accrued, absolute, contingent or otherwise, whether or not arising out of or resulting from Seller's ownership, possession, operation or use of the Business (or any predecessor business) or the Assets or otherwise, including, without limitation, any of the following such liabilities or obligations to the extent not constituting Assumed Liabilities (the "Excluded Liabilities"):

                           (i) any liability with respect to the Assets or the Business occurring, relating to or arising in any period prior to the Closing, including from any accident, occurrence, misconduct, or breach of fiduciary duty occurring prior to the Closing (but not to the extent caused by Buyer after the Closing), and including without limitation any liability for stay bonuses, retention bonuses or similar bonuses or other compensation agreed to be paid by IHS or any of its subsidiaries to Seller's employees;

                           (ii) any liability for Taxes (as such term is hereinafter defined in Section 4.23), including any liability for income Taxes arising as a result of the transactions contemplated by this Agreement and the Seller's intercompany payable in the amount of approximately $32 million (and including any interest payable thereon);

                           (iii) any liability or obligation arising out of or relating to any Excluded Assets or Excluded Services; and

                           (iv) any liability or obligation incurred in connection with (A) the negotiation, execution or performance of this Agreement and the other agreements contemplated hereby, including any and all legal, accounting, lenders' or other professional fees and expenses, or (B) any other effort(s) to sell or dispose of the Business or the Assets.

         1.5 Contracts. At Closing, Seller shall assign all of its rights, title, and interest under each Contract and under each other contract, lease, commitment, license and permit of Seller comprising any part of the Assets to Buyer. Notwithstanding anything to the contrary contained in this Agreement, Seller makes no representations or warranties as to the assignability of the Contracts or of any such other contracts, leases, commitments, licenses or permits which are included within the Assets, and Buyer shall assume all of the same as aforesaid regardless of whether the same are by their terms assignable and, upon its receipt thereof, Seller shall deliver to Buyer any benefits received by Seller arising out of services rendered or products supplied by Buyer under any of the same after the Closing, including without limitation any such sums received by Seller after the Closing in respect of Contracts or other assets intended to be assigned but as to which any applicable consents have not been obtained (in each case other than any Excluded Assets).


                           ARTICLE II: PURCHASE PRICE

         2.1 Determination and Payment of Purchase Price. The aggregate purchase price to be paid to Seller for the Assets (the "Purchase Price") shall be TWENTY MILLION NINE HUNDRED THOUSAND and 00/100 ($20,900,000.00) DOLLARS. The Purchase Price shall be payable by Buyer at the Closing as follows:

                  (a) Sixteen Million Four Hundred Thousand and 00/100 ($16,400,000.00) Dollars in cash by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer at least two business days prior to the Closing; and

                  (b) Four Million Five Hundred Thousand and 00/100 ($4,500,000.00) Dollars by the delivery to Seller of a promissory note (the "Note") in the form annexed hereto as Exhibit A.


         2.2 Allocation of Purchase Price. The Purchase Price (and all other capitalizable costs) shall be allocated among the various categories of Assets, as shall be determined by Buyer, subject to Seller's consent (which shall not be unreasonably withheld), in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Each of the parties hereto agrees to prepare and file all tax returns (including Form 8594) in a manner consistent with such allocation and to report this transaction for federal and state income tax purposes in accordance with such allocation of the Purchase Price and shall use their reasonable efforts to sustain such allocation in any subsequent tax audit or dispute.


                            ARTICLE III: THE CLOSING

         3.1 Time and Place of Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Weil, Gotshal & Manges, LLP, 767 Fifth Avenue, New York, New York, on the date which is two business days following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived or such other date as the parties may agree in writing, but in any event not later than the date which is thirty (30) days after the date of this Agreement, except to the extent expressly provided in Section 8.5, 8.10, 9.5 or 9.7, below, and provided that, for accounting purposes only, the Closing shall in any event be effective as of August 1, 1998. The date on which the Closing is held is hereinafter referred to as the "Closing Date."


                   ARTICLE IV: REPRESENTATIONS AND WARRANTIES
                               OF SELLERS AND IHS

         Each of Seller and IHS hereby jointly and severally represents and warrants to Buyer as follows (provided, however, that the following representations and warranties (other than those in Sections 4.1, 4.2, 4.3, 4.4(a), 4.5, 4.14, 4.15, 4.16, 4.19, 4.20, 4.24 and 4.26) shall be limited, as to matters arising prior to January 1, 1998, to Seller's knowledge, which shall mean, for purposes of this Agreement, matters actually known to the executive personnel of IHS after due inquiry):

         4.1 Organization and Standing. Each of Seller and IHS is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation. Each of Seller and IHS are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined). Each of Seller and IHS has full corporate power and authority and all licenses, permits and authorizations necessary to own and lease the property and assets now owned or leased by it and to conduct the business currently being conducted by it. Except as set forth on Schedule 4.1, neither Seller nor IHS with respect to the ownership or use of the Assets, files franchise, income or other Tax returns in any jurisdiction based upon the ownership or use of its property therein or its derivation of income therefrom. For purposes of this Agreement, any event, circumstance or set of facts shall be deemed to have a "Material Adverse Effect" if it has a material adverse effect on the value of the Assets or Assumed Liabilities taken as a whole or on the ability of Seller to operate the Business consistent with past practice or on the financial position of Seller or on the results of the operations of Seller.

         4.2 Authority. Each of Seller and IHS has the full corporate power and authority to make, execute, deliver and perform this Agreement, including all Schedules and Exhibits hereto, and the other agreements, instruments, certificates and documents required or contemplated hereby or thereby to be executed or delivered by it ("Seller Transaction Documents") and all of the transactions contemplated hereby and thereby. Such execution, delivery, performance and consummation have been duly authorized by all necessary action, corporate or otherwise, on the part of each of Seller, IHS, their respective directors and, if applicable, shareholders. Each of Seller and IHS has delivered to Buyer copies of (a) its Certificate or Articles of Incorporation, (b) its Bylaws, and (c) resolutions of its Boards of Directors and, if applicable, its shareholders authorizing the transactions contemplated by this Agreement, in each case certified as true and correct by an authorized officer of such corporation.

         4.3 Binding Effect. This Agreement and the Seller Transaction Documents have been duly executed by each of Seller and IHS and constitute the legal, valid and binding obligations of Seller and IHS, enforceable against each of Seller and IHS in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights, and (b) as limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the exceptions referred to in clauses (a) and (b) hereof being the "Enforceability Exceptions").

         4.4 Absence of Conflicting Agreements. Except as set forth on Schedule 4.4, neither the execution, delivery or performance by Seller and IHS of this Agreement or any of the Seller Transaction Documents nor the consummation by Seller and IHS of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default (or an event which with notice or lapse of time or both, would constitute a breach or default) under, or result in any violation of, or require the consent of any Person under: (a) Seller's or IHS's Certificate or Articles of Incorporation or By-Laws or any resolution adopted by the Board of Directors or the shareholders of Seller or IHS; or (b) any judgment, order, writ, injunction, or decree of any court applicable to Seller or IHS; or (c) any federal, state, local or other governmental laws or ordinances, or any applicable order, rule or regulation ("Governmental Requirements") of any federal, state, local or other governmental department or court or other authority having jurisdiction over it ("Governmental Authorities") or applicable to Seller or IHS except as would not have a Material Adverse Effect, except that no representation or warranty is made with respect to licensing requirements applicable to Buyer as a consequence of the transactions contemplated hereby; or (d) any agreement, indenture, contract or instrument to which Seller or IHS is a party or by which any of them or any of the Assets is bound except for conflicts, breaches or defaults under contracts arising solely by reason of the assignment of such contracts at Closing and, in any case, except as would not have a Material Adverse Effect.

         4.5 Consents. Except as reflected in Schedule 4.5, except for Licenses which constitute Excluded Assets, and except as would not have a Material Adverse Effect if not obtained, no authorization, consent, approval, license, exemption by filing or registration by Seller or IHS with any Governmental Authority, is necessary in connection with the entry into, execution, delivery and performance of this Agreement or any of the Seller Transaction Documents by Seller or IHS, or for the consummation of the transactions contemplated hereby and thereby, except that no representation or warranty is made with respect to licensing requirements applicable to Buyer as a consequence of the transactions contemplated hereby.

         4.6 Contracts.

                  (a) Schedule 4.6(a) sets forth a true, complete and correct list of each of the following contracts (written or oral) to which Seller is a party or is bound that relates to the Business (the "Contracts"):

                           (i) each employment, collective bargaining, termination or consulting agreement with any directors, officers, employees or consultants earning in excess of $50,000 per year;

                           (ii) each agreement restricting the conduct of business anywhere in the world for any period of time or the use or disclosure of any confidential or proprietary information;

                           (iii) each partnership, joint venture or management contract or similar arrangement or agreement which involves a right to share profits or future payments with respect to the Business or any portion thereof or the business of any other person or entity, including without limitation, the agreements with Long Term Care Management Services, Inc.;

                           (iv) each agreement pursuant to which the services and products of the Business are provided;

                           (v) each of the Real Property Leases;

                           (vi) each agreement for the lease of personal property to or from any Person providing for lease payments in excess of $40,000 per annum (the "Personal Property Leases"); and

                           (vii) each agreement (whether evidenced by one document or a series of related documents with the same party) relating to the Business involving present or future consideration in excess of $50,000.

                  (b) Schedule 4.6(b) sets forth each material oral or written contract relating to the Business not otherwise listed on Schedule 4.6(a) hereto. Except to the extent that same would not have a Material Adverse Effect or as set forth on Schedule 4.6(b), each Contract was entered into and requires performance in the ordinary course of business, is in full force and effect and constitutes a legal, valid and binding obligation enforceable against the Seller in accordance with its terms, except (a) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors's rights, (b) as limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (c) as limited by other applicable Governmental Requirements. Seller is not in breach or default under any provision of any Contract set forth on Schedule 4.6(a) and no condition exists which (with notice or lapse of time or both) would constitute a breach or default by Seller thereunder, in each case, except to the extent same would not have a Material Adverse Effect, and to the knowledge of Seller, no other party to any of such Contracts is in default under any provision of any such Contract except to the extent such default would not have a Material Adverse Effect. Seller has delivered or made available to Buyer true, correct, and complete copies of each written Contract, including all amendments, modifications, renewals, supplements, and extensions thereto, and a written summary setting forth the terms and conditions of each oral Contract currently in effect.

         4.7 Financial Statements. Attached hereto as Schedule 4.7 are the unaudited income statement and balance sheet of Seller relating to the Business for the five month period ended May 31, 1998 (the "Interim Financial Statements"), which financial statements are certified as true and correct in all material respects by the Chief Financial Officer of the Seller and present fairly the financial condition and results of operations of the Business (except as set forth thereon) as, at and for the period therein specified and, except as reflected on Schedule 4.7, were prepared in accordance with GAAP applied on a basis consistent with prior periods.

         4.8 Licenses; Permits; Certificates of Need. Each of Seller and IHS has all material licenses and other permits and approvals of any Governmental Authority necessary for Seller to operate the Business ("Licenses"), including any such Licenses required by the Federal Food and Drug Administration ("FDA"), the Federal Drug Enforcement Agency ("DEA"), the State Pharmacy Boards ("State Boards"), and the Medicare or Medicaid programs, as are necessary for the operation of the Business as presently conducted and the ownership of the Assets. Schedule 4.8 sets forth a complete and accurate list of each such License, and all such Licenses are validly held by Seller and are in full force and effect. Seller is in compliance with all Licenses identified on Schedule 4.8, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect.

         4.9 Title, Condition to Personal Property.

                  (a) Seller owns, or has good and valid leasehold interests or licenses in, all of the personal property comprising the Assets and has good and valid title to all such personal property (tangible and intangible) (or in the case of personal property which is leased or licensed to it, Seller has the right to use such personal property superior in right to all others), subject to no liens, claims, security interests, mortgages, pledges or encumbrances of any kind ("Liens"), other than Permitted Liens (as defined below) or Liens which shall be removed at or prior to Closing. Except to the extent it would not have a Material Adverse Effect, all of such personal property comprising equipment, improvements, furniture and other tangible personal property, whether owned or leased, is in good operating condition and repair except for normal wear and tear, and is functioning, in all respects, in the manner and for the purpose for which it was intended, and is suitable to enable Buyer to operate the Business in the manner presently operated. Except as disclosed on Schedule 4.9 hereto, neither Seller nor IHS has granted any option or other right to acquire any material portion of the Assets or the Business other than pursuant to this Agreement or with respect to inventory in the ordinary course of business, which option or right is in effect on the date hereof. There are no pending or, to the knowledge of Seller or IHS, threatened condemnation proceedings relating to any of Seller's leased properties used in connection with the Business.

                  (b) "Permitted Liens" means:

                           (i) each Lien set forth on Schedule 4.9(b) hereto;

                           (ii) carriers', warehouseman's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not exceed $50,000 in the aggregate;

                           (iii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business, provided that each such deposit shall be included in the Assets;

                           (iv) pledges or deposits in connection with worker's compensation, unemployment insurance, and other social security legislation; and

                           (v) judgment liens which, in the aggregate, secure amounts not in excess of $50,000 and which are in existence less than thirty (30) days after the entry thereof and which are being contested in good faith and with respect to which adequate cash reserves have been established and with respect to which execution has been stayed or the payment of which is covered in full (subject to a reasonable and customary deductible) by insurance.

         4.10 Real Property. Schedule 4.10 lists and describes briefly all real property owned, leased or subleased to Seller. Seller has delivered or made available to Buyer true, correct and complete copies of the Real Property Leases listed on Schedule 4.10 (as amended to date). With respect to each Real Property
Lease:

                  (a) such Real Property Lease is legal, valid, binding, enforceable, and in full force and effect subject to the Enforceability Exceptions;

                  (b) no notice, consent or approval is required with respect to such Real Property Lease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of any Real Property Lease or otherwise affect the ongoing validity of any Real Property Lease;

                  (c) (i) Seller is not, and to Seller's knowledge, no other party to the Real Property Lease is in breach or default and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration thereunder; and
(ii) to the knowledge of Seller and IHS, no party to a Real Property Lease entered into with Seller is in breach or default and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder, except, in each case, to the extent that such breach or default or permitted termination, modification, or acceleration would not have a Material Adverse Effect;

                  (d) there are no disputes, oral agreements, or forbearance programs in effect as to such Real Property Lease known to Seller or that have resulted from matters occurring after January 1, 1998;

                  (e) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (f) all facilities leased or subleased thereunder have received all material approvals of Governmental Authorities (including Licenses and permits) required by Seller in connection with the operation thereof and have been operated and maintained by Seller in all material respects in accordance with applicable Governmental Requirements; and

                  (g) all facilities leased or subleased thereunder are supplied with utilities and other material services necessary for the operation of said facilities.

         4.11 Legal Proceedings. Other than as reflected on Schedule 4.11, there are no disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending, or, to the knowledge of Sellers and IHS, threatened or contemplated, against or affecting any Seller or any of the Assets or such Seller's or IHS' rights therein or the conduct or operation of the Business or the transactions contemplated by this Agreement, at law or in equity or otherwise, before or by any court or governmental agency or body, in any case, which would have a Material Adverse Effect.

         4.12 Collective Bargaining, Labor Contracts, Employment Practices, etc.

                  (a) No employees of the Business (the "Employees") are represented by any labor union or similar organization, and except as set forth on Schedule 4.12, there are no pending, or, to the knowledge of Seller or IHS, threatened, activities the purpose of which is to achieve such representation of all or some of such Employees.

                  (b) To the knowledge of Seller and IHS, except as set forth in
Schedule 4.12, (i) the Business is operating and has been operated in compliance in all respects with all Government Requirements covering employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), any such Government Requirements respecting employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor/management relations and unemployment insurance, or related matters, and there are no threatened or pending claims relating thereto, in each case, except to the extent such noncompliance or claims would not have a Material Adverse Effect, (ii) there is no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting the Business, and Seller has not experienced any work stoppage or other labor difficulty affecting the Business in the last year which would have a Material Adverse Effect, and (iii) in the event of termination of the employment of any Employee, Buyer will not, pursuant to any agreement with Seller or by reason of any representation made or plan adopted by Seller prior to the Closing, be liable to any Employee for so-called "severance pay", parachute payments or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits.

         4.13 ERISA.

                  (a) Except as set forth on Schedule 4.13, neither Seller nor IHS maintains, or makes contributions to, and neither Seller nor IHS has at any time in the past two years maintained or made contributions to, any employee benefit plan covering Employees which is subject to the minimum funding standards of Employee Retirement Income Security Act of 1974, as amended ("ERISA") or subject to the terms of the Multi-employer Pension Plan Amendment Act of 1980.

                  (b) Schedule 4.13(b) sets forth each severance agreement, and each agreement, arrangement or plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any commitment arising under severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of ERISA) maintained by Seller or IHS for any Employees or with respect to which Seller or IHS has liability with respect to any Employees, or make or have an obligation to make contributions on behalf of Employees ("Plans"). Each Plan that covers only Employees has been identified as such on Schedule 4.13(b).

                  (c) The IHS Retirement Savings Plan has received a favorable determination letter from the Internal Revenue Service and nothing has occurred to adversely affect such qualification.

                  (d) Schedule 4.13(d) identifies all Employees on leave of absence eligible to receive health benefits, as required by the continuation health care coverage provisions of Section 4980B of the Code or Section 601 through 608 of ERISA ("COBRA"). Notice of the availability of COBRA coverage has been provided to all Employees on leave of absence entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

         4.14 Insurance and Surety Agreements. Schedule 4.14 sets forth a true, complete and correct list of all insurance policies and other surety arrangements of any kind or nature whatsoever which are in force and are held or owned by Seller or otherwise in force and providing coverage for the Business or any of the Assets. The insurance policies listed on Schedule 4.14 are in full force and effect, (i) all premiums due on or before the Closing Date have been or will be paid on or before the Closing Date, (ii) are carried by insurers of recognized responsibility, (iii) are sufficient for compliance in all material respects with all requirements of applicable law, and (iv) insure the Business and the Assets against the types of liabilities, claims and risks against which similarly situated businesses in Seller's industry customarily insure. Seller is in compliance in all material respects with the provisions of such policies and Seller has not been advised by any of its insurance carriers of an intention to terminate or modify any such policies.

         4.15 Assets Comprising the Business. The Assets constitute and will constitute on the Closing Date (a) all of the material assets and rights that are used in the operation of the Business as it is being conducted as of the date of this Agreement and as it will be conducted on the Closing Date and (b) represent all of the material real and personal property, Licenses, Intellectual Property, and authorizations, contracts, leases and other agreements that are necessary to the operation of the Business as now operated, in each case, except for the Excluded Assets. Except as set forth on Schedule 4.15 and except for Excluded Assets, IHS (as opposed to Seller) does not own any personal property, licenses, intellectual property, permits or authorizations, and has not entered into any contracts, leases or other agreements that have been used in, or that are necessary to the operation of, the Business as now operated, except as otherwise expressly set forth in this Agreement. The quantities of inventory items included in the Assets are reasonable in light of the present and anticipated volume of the Business and the inventory is good, usable, merchantable, and saleable in the ordinary course of Business, in each case, as determined by Seller in good faith and consistent with past practice. The accounts receivable of Seller are reflected properly on its books and records in accordance with GAAP and have been billed or invoiced in the ordinary course of business consistent with past practice.

         4.16 Absence of Certain Events. Except as set forth on Schedule 4.16 or as contemplated or permitted by this Agreement or as reflected in the Interim Financial Statements, since May 31, 1998;

                  (a) there has been no acquisition, sale, transfer, or other disposition (including any dividend, distribution, or extraordinary disbursement or expenditure) of any material properties or assets owned by Seller or used in the

Business, except for the acquisition, sale, expenditure, transfer, or other disposition of inventory, cash, or other property or assets in the ordinary course of business and consistent with past practice (it being agreed that the collection of all accounts receivable due in respect of services from any facility owned, managed or leased by IHS or any of its subsidiaries, other than those arising out of goods or services furnished from and after July 1, 1998 in excess of $1,500,000, shall be deemed to be in the ordinary course of business consistent with past practice), including funding to and from IHS and its direct or indirect subsidiaries;

                  (b) there has been no change in Seller's accounting methods or practices (including any change in depreciation or amortization policies or rates), except as required by GAAP;

                  (c) the Business has been conducted in the ordinary course consistent with past practice and, without limitation, Seller has paid its accounts payable and other current liabilities in the ordinary course of business consistent with past practice (it being agreed that the collection of all accounts receivable due in respect of services from any facility owned, managed or leased by IHS or any of its subsidiaries, other than those arising out of goods or services furnished from and after July 1, 1998 in excess of $1,500,000, shall be deemed to be in the ordinary course of business consistent with past practice) and there has been no material incurrence of liabilities or reduction of current assets (other than cash) outside the ordinary course of business consistent with past practice or any material increase in trade payables or other current liabilities of the Business;

                  (d) Sellers and IHS have not mortgaged, pledged, encumbered or subjected any of the Assets to any Lien other than Permitted Liens;

                  (e) except in the ordinary course of business consistent with past practice, or otherwise to comply with any applicable minimum wage law, there has not been any increase in the salaries or other compensation now or hereafter payable to any Employees, or increase in, or any additions to, other benefits to which any of such Employees may be entitled, including, without limitation, bonus, incentive compensation or service awards or other like benefit;

                  (f) other than the settlement with Buyer, there has not been any settlement or agreement to settle any litigation, action or proceeding before any court or governmental body relating to Seller or its property and Seller has not received any threat thereof which, in any case, would have a Material Adverse Effect;

                  (g) there has been no cancellation, termination, or express waiver of any contract, agreement, lease (including real property leases), or other instrument, or any rights or claims thereunder, relating to the Business other than such cancellations, or terminations, as would not have a Material Adverse Effect when aggregated with new contracts, agreements or instruments relating to the Business;

                  (h) there has not been any loss of service of any Employee that would have a Material Adverse Effect;

                  (i) there has not been any material extraordinary item of loss, or incurrence of any material extraordinary obligation or liability;

                  (j) there has not been any other event, circumstance or set of facts which is not covered by the representations and warranties set forth in subsections (a) through (i) above and which has had or would have a Material Adverse Effect; and

                  (k) there has not been any agreement, arrangement or understanding to do any of the foregoing.

         4.17 Compliance with Laws.

                  (a) Except as set forth on Schedule 4.17(a), (i) the Business is being operated in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority and ss.1320a-7b and ss.1395nn of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations) applicable to the Business, the Assets and the Assumed Liabilities, (ii) no written claims or complaints have been received by Seller since January 1, 1998 from any Governmental Authority or other Persons alleging that the Business is or was being operated in violation of any Governmental Regulations or Licenses applicable to the Business, the Assets or the Assumed Liabilities, and (iii) since January 1, 1998, Seller has not received notice from any Governmental Authority of any proceedings to take all or any part of the Assets or other properties relating to the Business, the Assets or the Assumed Liabilities, in each case except as would not individually or in the aggregate have a Material Adverse Effect. This Section 4.17 does not relate to Environmental Laws or Taxes which are the subject of Section 4.22 and Section 4.23, respectively.

                  (b) To the knowledge of Seller, Seller has maintained all records required to be maintained by the FDA, DEA, State Boards of Pharmacy and the Medicare and Medicaid programs so as not to have a Material Adverse Effect and Seller has no knowledge of any presently existing circumstances which are likely to result in violations of any such regulations which would have a Material Adverse Effect.

                  (c) Neither Seller nor, to its knowledge, any officer, director, employee, agent, or other representative of Seller or any person acting on behalf of Seller has made, directly, or indirectly, any illegal bribes, kickbacks, or political contributions with corporate funds, illegal payments from corporate funds to governmental officials in their individual capacities, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad which would have a Material Adverse Effect.

         4.18 Medicare and Medicaid Programs. Seller, to the extent necessary to conduct the Business in a manner consistent with past practice, is qualified for participation in the Medicare and Medicaid programs except to the extent same would not have a Material Adverse Effect. Except as reflected on Schedule 4.18 or the Financial Statements, (a) Seller has not received any notice of any material recoupment with respect to the Business from the Medicaid programs, or any other third party reimbursement source, (b) there is no basis for the assertion after the Closing Date of any such recoupment claim against Buyer which arose out of any transactions on the part of Seller prior to the Closing or against Seller after January 1, 1998 and for which Buyer will be liable, and
(c) to the knowledge of Seller, no Medicare or Medicaid investigation, survey or audit is pending, threatened or imminent with respect to the operation of the Business prior to the Closing.

         4.19 Encumbrances Created by This Agreement. Neither the execution and delivery of this Agreement by Seller nor the execution and delivery of any of the Seller Transaction Documents creates, and the consummation of the transactions contemplated hereby or thereby will not create, any Liens on any of the Assets in favor of third parties.

         4.20 Finders. No broker or finder has acted for Seller or IHS in connection with the transactions contemplated by this Agreement and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Seller or IHS.

         4.21 Intellectual Property.

                  (a) Schedule 4.21 contains a true, correct and complete list of all United States and foreign patents and patent applications, trademarks, service marks (registered or as to which registration has been applied for), registered trade names, and registered copyrights including, without limitation, proprietary computer software, owned in whole or in part by Seller or used by Seller in the Business and that, in each case, is material to the Business of Seller as currently conducted (collectively, "Intellectual Property").

                  (b) Since January 1, 1998, there has been no infringement or misappropriation, actual or (to Seller's knowledge) claimed, by Seller of any rights or trade secrets owned by another Person, or other adverse claim (including judicial or adversary proceedings) against Seller with respect to its usage of Intellectual Property or of rights or trade secrets owned by others or, to the knowledge of Seller, by others of any Intellectual Property owned by or licensed to Seller, which would have a Material Adverse Effect.

                  (c) Except as set forth in Schedule 4.21(c), Seller is not in default under any agreement pursuant to which it is licensing Intellectual Property of a third party or granting licenses to its own Intellectual Property, except for such defaults which would not have a Material Adverse Effect.

         4.22 Environmental Matters. To the knowledge of Seller, Seller is in compliance in all respects with all environmental and related Governmental Requirements applicable to Seller, the Business, the Assets and the real property covered by the Real Property Leases, including, but not limited to, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act, and subsequent amendments, the Federal Toxic Substances Control Act, as amended, and the Clean Air Act, as amended, with respect to environmental matters, public or workplace health or safety, or hazardous, toxic or infectious wastes, materials or substances (including medical wastes) or petroleum products, materials or wastes or radioactive substances or wastes (collectively, "Environmental Laws"), except to the extent noncompliance would not have a Material Adverse Effect. The foregoing representation and warranty applies to the operation of the Business and the use of the Assets including, but not limited to, the use, handling, treatment, storage, transportation and disposal of any hazardous, toxic or infectious waste, material or substance (including medical waste) or petroleum products, material or waste or radioactive substances or waste whether performed on any of the properties covered by the Real Property Leases or at any other location. To the knowledge of Seller, no investigation or review is pending or threatened by any Governmental Authority or other party with respect to any alleged violation by Seller or the Business of any Environmental Law, the need for any work, repairs, or demolition by Seller, on or in connection with any property in order to comply with any Environmental Law, or any actual or threatened release (including, but not limited to, any spill, discharge, leak, emission, ejection, escape or dumping) or inadequate storage of, or contamination caused by, any hazardous, toxic or infectious waste, material or substance (including medical waste) or petroleum product, material or waste or radioactive substance or waste, or any such constituent which would have a Material Adverse Effect.

         4.23 Taxes.

                  (a) Except as set forth in Schedule 4.23(a), (i) all Tax returns, statements, reports and forms or extensions with respect thereto required to be filed with any Governmental Authority on or before the Closing Date by or on behalf of Seller (collectively, the "Tax Returns"), have been or will be timely filed on or before the Closing Date and all such Tax Returns were true, correct and complete in all material respects; and (ii) Seller has timely paid all Taxes payable by it.

                  (b) For purposes of this Agreement, "Tax" means any net income, gross income, sales, use, franchise, personal or real property tax.

         4.24 Employees. Attached hereto as Schedule 4.24 is the most recent payroll of Seller, indicating the names and compensation of Employees. All of such information is materially correct as of such date. To the knowledge of Seller, none of the Employees, while in the employ of Seller, has ever had his or her professional license or certification denied, suspended, revoked, terminated, or voluntarily relinquished under threat of disciplinary action, or has ever been restricted in any way from performing the duties he or she is to provide for Seller, and there is no proceeding pending, or threatened, pursuant to which any of the foregoing may occur.

         4.25 Disclosure. None of the representations and warranties in this
Article IV contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation not misleading in any material respect.

         4.26 Related Transactions. Except for transfers of cash pursuant to IHS's customary corporate treasury and cash management functions, no transaction has been consummated or committed to between Seller and IHS on other than fair market or arms length terms (excluding under Contracts disclosed herein or in any Schedule hereto).


               ARTICLE V: REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Seller and IHS as follows:

         5.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation.

         5.2 Power and Authority. Buyer has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted. Buyer has the corporate power and authority to make, execute and deliver this Agreement including all Schedules and

Exhibits hereto, and all of the instruments and agreements required to be delivered by it to Seller at the Closing (collectively, the "Buyer Transaction Documents"), and to perform and consummate all of the transactions contemplated hereby and thereby. Buyer has delivered to Seller, (i) its Certificate of Incorporation, (ii) its Bylaws, and (iii) resolutions of its Board of Directors, and, if applicable, shareholders authorizing the transactions contemplated by this Agreement, certified as true and correct by the corporate secretary of Buyer.

         5.3 Binding Agreement. This Agreement has been duly executed and delivered by Buyer. This Agreement is, and when executed and delivered by Buyer at the Closing, each of the Buyer Transaction Documents will be, the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights, and (b) as limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.4 Absence of Conflicting Agreements. Neither the execution or delivery of this Agreement or of any of the Buyer Transaction Documents by Buyer nor the performance by Buyer of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default under (a) the Certificate of Incorporation or By-Laws of Buyer; or (b) any resolution adopted by the Board of Directors or shareholders of Buyer; or (c) any judgment, order, writ, injunction, or decree of any court applicable to Buyer; or (d) any Governmental Requirement applicable to Buyer; or (e) any agreement, indenture, contract or instrument to which Buyer is now a party or by which it or any of its assets are bound, and except in each case as would not have a Material Adverse Effect.

         5.5 Consents. Except as reflected in Schedule 5.5 or which the failure to obtain would not have a Material Adverse Effect, no authorization, consent, approval, license, exemption by filing or registration with any Governmental Authority, is necessary in connection with the entry into, execution, delivery and performance of this Agreement or any of the Buyer Transaction Documents by Buyer, or for the consummation by Buyer of the transactions contemplated hereby and thereby.

         5.6 Finders. No broker or finder has acted for Buyer in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Buyer, in each case with respect to which Seller shall have any liability unless agreed to by Seller in writing.

                       ARTICLE VI: INFORMATION AND RECORDS
                             CONCERNING THE SELLERS

         6.1 Access to Information and Records before Closing. Prior to the Closing Date, Buyer may make, or cause to be made, such investigation of Seller's financial and legal condition as Buyer deems necessary or advisable to familiarize itself with Seller and/or matters relating to Seller's history or operation. Upon reasonable prior notice, each of Seller and IHS shall permit Buyer and its authorized representatives (including legal counsel and accountants), to have full access to Seller's books and records during normal business hours, and Seller will furnish, or cause to be furnished, to Buyer such financial and operating data and other information and copies of documents with respect to Seller's products, services, operations and assets as Buyer shall from time to time reasonably request and as shall be in the possession or control of Seller or which Seller shall have the ability to obtain with reasonable efforts.


         ARTICLE VII:  OBLIGATIONS OF THE PARTIES UNTIL CLOSING

         7.1 Conduct of Business Pending Closing. Between the date of this Agreement and the Closing, IHS shall cause Seller and Seller shall conduct the Business diligently and in the ordinary course consistent with past practices.

         7.2 Negative Covenants of Seller. From the date hereof through the Closing Date, without the prior written approval of Buyer, which approval shall not be unreasonably withheld, delayed or conditioned, Seller shall not and, to the extent relating to any Assets or any portion of the Business, IHS shall not, except as otherwise contemplated or permitted by this Agreement:

                  (a) cause or permit (to the extent within the control of Seller) to occur any of the events or occurrences described in Section 4.16 (Absence of Certain Events) of this Agreement;

                  (b) take any action that would prevent Seller from consummating the transactions contemplated by this Agreement;

                  (c) cancel any material debts or claims due to it, except in the ordinary course of business and as would not have a Material Adverse Effect;

                  (d) fail to comply with any Governmental Regulations applicable in any respect to the Business or any of the Assets which would have a Material Adverse Effect;

                  (e) except as shall be within the ordinary course of the Business consistent with prior practice, enter into any contract, lease, order, commitment or other obligation in any one case requiring payments or expenditures in excess of $50,000 that would constitute an Asset;

                  (f) except as shall be within the ordinary course of the Business consistent with prior practice, and except for transfers of cash pursuant to IHS's customary corporate treasury and cash management functions, create, incur, guarantee, assume, or otherwise become liable or obligated with respect to any indebtedness, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or encumbrance in, or covenant to sell, any of the Assets; or

                  (g) enter into any agreement, arrangement or commitment to do any of the things described in any of (a) through (f) above.

         7.3 Affirmative Covenants of Seller. From the date hereof and until the Closing Date, Seller and to the extent relating to any Assets or any portion of the Business, IHS, shall:

                  (a) maintain, preserve and protect the Assets in substantially the state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by insured casualty excepted, except to the extent same would not have a Material Adverse Effect;

                  (b) maintain in full force and effect all Licenses; and use commercially reasonable efforts to perform in all material respects all of Seller's obligations under the Contracts and Licenses as such obligations come due;

                  (c) maintain in full force and effect the insurance policies and binders currently in effect with respect to Seller, or replacements thereof;

                  (d) use commercially reasonable efforts: to preserve intact Seller's present business operations and organization; to keep available the services of Seller's present Employees and agents; and maintain Seller's relations and good will with doctors, patients, suppliers, vendors, employees, and any others having business relating to the Business;

                  (e) not amend, terminate, renew, fail to renew or renegotiate any Contract, except in the ordinary course of business consistent with past practice; and

                  (f) provide Buyer with an affidavit, stating, under penalty of perjury, its United States taxpayer identification number and that it is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

         7.4 Pursuit of Consents and Approvals. Promptly upon execution of this Agreement, Buyer shall use commercially reasonable efforts to obtain, at its own cost and expense, all approvals and consents of Governmental Authorities to the transfer of all transferable Licenses to Buyer. Seller shall fully cooperate with Buyer in respect thereof. The parties agree that Buyer shall not be required to obtain consent or approval for the transfer of any Medicare provider numbers prior to Closing. Buyer agrees to obtain, as soon as possible, all Licenses required by applicable law to purchase and resell all of the controlled substances and dangerous drugs constituting Assets.

         7.5 Supplementary Financial Information. Within forty-five (45) days after the end of each calendar month between the date of this Agreement and the Closing Date, Seller shall provide to Buyer unaudited financial statements (including at a minimum an income statement and balance sheet) for such month then ended that shall present fairly the results of operations of Seller at such date and for the period covered thereby, all in accordance with GAAP applied on a basis consistent with prior periods, in each case, certified as true and correct in all material respects by the chief financial officer of Seller.

         7.6 H-S-R Act. Buyer and Seller have, on or prior to the date hereof, made their respective filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act") with respect to the transactions contemplated by this Agreement, and thereafter shall make any other required submissions in connection therewith.

         7.7 Nondisclosure of Confidential Information. Seller and IHS agree not to divulge, communicate, use to the material detriment of the Business, or misuse in any way, any Protected Material or trade secrets included in the Assets; provided, however, that the foregoing obligations do not apply to the extent that (a) any such disclosure is in the public domain (other than as a result of a disclosure by Seller, IHS, or any agent or employee thereof in violation of this Section 7.7), or (b) any disclosure is necessary in connection with compliance with applicable law and in such event, to the extent practicable and permitted, after consultation with Buyer after any such disclosure.

         7.8 Exclusivity.

                  (i) Until the earlier of Closing or the termination of this Agreement, neither IHS nor Seller, nor any of their respective affiliates, shall solicit, entertain, or engage in any discussions or negotiations directly or indirectly with any other party in respect of the sale of the Assets, or in respect of any merger, consolidation, or other reorganization of Seller.

                  (ii) Until the earlier of Closing or the termination of this Agreement, neither Buyer, nor any of its affiliates, shall engage in any discussions or negotiations directly or indirectly with any other party for the purpose of obtaining such party's consent to the assignment of any of the Contracts.

         7.9 Notice of Breach. Seller will provide prompt notice to Buyer of any event of which Seller or IHS becomes aware and which causes or, with the passage of time would reasonably be expected to cause, any representation and warranty of Sellers or IHS hereunder to be breached in any material respect.


           ARTICLE VIII: CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived in whole or in part by Buyer in writing. Upon failure of any of the following conditions, Buyer may terminate this Agreement prior to Closing pursuant to and in accordance with Article XI herein.

         8.1 Representations and Warranties. The representations and warranties of Seller and IHS made under this Agreement and under each Seller Transaction Document shall be true and correct in all material respects (except those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) at and as of the Closing Date, as though such representations and warranties were made at and as of such time except for changes permitted or contemplated by this Agreement.

         8.2 Performance of Covenants. Seller shall have performed or complied in all material respects with their respective agreements and covenants (except those agreements and covenants that are qualified by materiality, which shall be performed and complied with in all respects) required by this Agreement and the Seller Transaction Documents to be performed or complied with by them, prior to or at the Closing.

         8.3 Delivery of Closing Certificate. An officer of each of Seller and IHS shall have executed and delivered to Buyer a certificate, dated the Closing Date, upon which Buyer may rely, certifying that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

         8.4 Opinions of Counsel. Seller and IHS shall have delivered to Buyer an opinion in the form attached as Exhibit 8.4 hereto.

         8.5 Legal Matters. No suit, action, investigation, or legal or administrative proceeding shall have been brought or shall have been threatened that questions the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, and no injunction or other order or decree of any Government Authority shall be in effect which prohibits Buyer from consummating the transactions contemplated by this Agreement; provided, however, that if any such injunction shall be temporary, either party may elect to extend the first date on which this Agreement may be terminated for failure to meet the condition set forth in this Section 8.5 in accordance with
Article XI hereof until a date which is forty-five (45) days following the date hereof. Notwithstanding the foregoing, the conditions to Buyer's obligations set forth in this Section 8.5 shall not be a basis for a termination by Buyer under
Section 11.1 if Seller shall have executed an agreement reasonably satisfactory to Buyer holding Buyer harmless from and against any loss or liability arising out of any of the matters described in this Section 8.5, it being understood that any such indemnification will not be subject to any of the limitations described in Section 10.2.

         8.6 Authorization Documents. Buyer shall have received a certificate of the Secretary or other authorized officer of Seller certifying a copy of resolutions of its Board of Directors authorizing the execution and full performance of this Agreement and the Seller Transaction Documents to which Seller is a party and the incumbency of its officers.

         8.7 Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or occurrence which would have a Material Adverse Effect; provided, however, that termination of Contracts for the provision of services and products of the Business shall not be deemed to have a Material Adverse Effect.

         8.8 Bill of Sale and Assignment. Seller shall have executed and delivered to Buyer a Bill of Sale (the "Bill of Sale") and an Assignment of Contracts instrument (the "Assignment of Contracts") substantially in the forms set forth in Exhibits 8.8-1 and 8.8-2, respectively and such other endorsements, assignments, and other good and sufficient instruments of conveyance and transfer (including, without limitation, assignments of any intellectual properties), in form and substance reasonably satisfactory to Buyer and its counsel, as are effective to vest in Buyer good and valid title in the Assets free and clear of all Liens, except Permitted Liens.

         8.9 Non-Competition Agreements; Release. IHS, on behalf of itself and all IHS Subsidiaries, shall have entered into an amended and restated non-competition agreement (the "Amended and Restated Non-Competition Agreement") with Buyer in the form of Exhibit B hereto and shall have delivered the Release in the form provided for in the Settlement Agreement dated as of the date hereof between IHS and Buyer (the "Release").

         8.10 Hart-Scott-Rodino Act. All applicable waiting periods under the H-S-R Act shall have expired or been terminated, and no action shall have been taken or formal protest made by the United States Department of Justice or the Federal Trade Commission or any other person or entity to prohibit the transactions contemplated by this Agreement by reason of a claimed violation of any antitrust laws.

         8.11 Documents. Sellers and IHS shall have furnished Buyer with all other documents, certificates and other instruments required to be furnished to Buyer pursuant to the terms hereof and the Settlement Agreement between the parties of even date herewith.


                        ARTICLE IX: CONDITIONS PRECEDENT
                      TO THE OBLIGATIONS OF SELLER AND IHS

         The obligations of Seller and IHS to consummate the transactions contemplated hereby to occur at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived in whole or in part by Seller and IHS in writing. Upon failure of any of the following conditions, Seller and IHS may terminate this Agreement prior to Closing pursuant to and in accordance with Article XI herein.

         9.1 Representations and Warranties. The representations and warranties of Buyer made under this Agreement and under each Buyer Transaction Document shall be true and correct in all material respects (except those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) at and as of the Closing Date, as though such representations and warranties were made at and as of such time except for changes permitted or contemplated by this Agreement.

         9.2 Performance of Covenants. Buyer shall have performed or complied in all material respects with its agreements and covenants (except those agreements and covenants that are qualified by materially, which shall be performed and complied with in all respects) required by this Agreement and each Buyer Transaction Document to be performed or complied with by it prior to or at the Closing.

         9.3 Delivery of Closing Certificate. An authorized officer of Buyer shall have executed and delivered to Seller and IHS a certificate, dated the Closing Date, upon which Seller and IHS may rely, certifying that the conditions set forth in Sections 9.1 and 9.2 have been satisfied.

         9.4 Opinions of Counsel. Buyer shall have delivered to Seller and IHS an opinion, dated the Closing Date, of its counsel, in the form attached as
Exhibit 9.4 hereto.

         9.5 Legal Matters. No suit, action, investigation, or legal or administrative proceeding shall have been brought or shall have been threatened that questions the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, and no injunction or other order or decree of any Government Authority shall be in effect which prohibits Seller from consummating the transactions contemplated by this Agreement; provided, however, that if any such injunction shall be temporary, either party may elect to extend the first date on which this Agreement may be terminated for failure to satisfy the condition set forth in this Section 9.5 in accordance with Article XI hereof until a date which is forty-five (45) days following the date hereof.

         9.6 Authorization Documents. Seller shall have received a certificate of the Secretary or other authorized officer of Buyer certifying a copy of resolutions of its Board of Directors authorizing its execution and full performance of this Agreement and the Buyer Transaction Documents to which it is a party and the incumbency of its officers.

         9.7 Hart-Scott-Rodino Act. All applicable waiting periods under the H-S-R Act shall have expired or been terminated, and no action shall have been taken or formal protest made by the United States Department of Justice or the Federal Trade Commission or any other person or entity to prohibit the transactions contemplated by this Agreement by reason of a claimed violation of any antitrust laws.

         9.8 Lender Consent. IHS shall have received the written consent of its senior secured lenders to the transactions contemplated hereunder, which consent IHS shall use commercially reasonable efforts to obtain.

         9.9 Non-Competition Agreement; Release. Buyer shall have entered into the Amended and Restated Non-Competition Agreement and the Release.

         9.10 Undertaking. Buyer shall have executed and delivered to Seller an Undertaking to assume Assumed Liabilities (the "Undertaking") substantially in the form set forth in Exhibit 9.10.

         9.11 Other Documents. Buyer shall have furnished Seller with all other documents, certificates and other instruments required to be furnished to any of them by Buyer pursuant to the terms hereof and the Settlement Agreement between the parties of even date herewith.


               ARTICLE X: OBLIGATIONS OF THE PARTIES AFTER CLOSING

         10.1 Survival of Representations and Warranties. All representations and warranties made by each party in this Agreement and in each Schedule and Transaction Document shall survive the Closing Date and for a period of nine (9) months after the Closing notwithstanding any investigation at any time made by or on behalf of the other party. All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

         10.2 Indemnification.

                  (a) Seller and IHS jointly and severally shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents, representatives and affiliates against and with respect to any and all damages, claims, losses, penalties, liabilities, actions, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (all of the foregoing hereinafter collectively referred to as "Loss"), regardless of whether an action has been filed or asserted against Buyer after the Closing Date, arising from, in connection with or with respect to the following items:

                           (i) (A) any misrepresentation or breach of warranty under this Agreement or any Seller Transaction Document, or (B) any failure to fulfill any agreement or covenant on the part of Seller and/or IHS contained in Article VII hereof;

                           (ii) any failure to fulfill any agreement or covenant on the part of Seller and/or IHS (not covered by clause (i) above) under this Agreements or any Seller Transaction Document;

                           (iii) any assertion or claim against Buyer of any Excluded Liability;

                           (iv) a determination that the sale of the Assets hereunder is ineffective against any creditor of Seller (other than Assumed

         Liabilities) or any taxing authority or other entity asserting any similar claim against Seller; and

                           (v) any and all actions, suits, proceedings, judgments, settlements (to the extent approved or entered into by IHS as hereinafter provided), costs, penalties and legal and other expenses incident to any of the foregoing.

                  (b) Buyer shall indemnify, defend and hold harmless Seller and IHS and their respective officers, directors, employees, agents and affiliates against and with respect to any and all Losses regardless of whether an action has been filed or asserted against Seller after the Closing Date, arising from, in connection with or with respect to the following items:

                           (i) (A) any misrepresentation, breach of any warranty, or (B) failure to fulfill any agreement or covenant on the part of Buyer under this Agreement or any Buyer Transaction Document;

                           (ii) any Loss arising out of the operation or ownership of the Assets or the operation of the Business after the Closing Date or out of any of the Assumed Liabilities, including Buyer's failure to obtain proper Licenses or consents to assignments of Contracts; and

                           (iii) any and all actions, suits, proceedings, judgements, settlements (to the extent approved or entered into by Buyer as hereinafter provided), costs, penalties and legal and other expenses incident to any of the foregoing.

                  (c) Any claim for indemnification under clauses (a) (i) (A) (and to the extent applicable thereto clause (iii)) and (b) (i) (A) (and to the extent applicable thereto clause (iii)) of this Section 10.2 must be asserted by written notice by a date which is nine (9) months following the Closing Date.

                  (d) Notwithstanding anything herein to the contrary, Seller and IHS shall not have any liability under Section 10.2(a)(i)(A) unless the aggregate amount of Losses to the indemnified parties based on, attributable to or resulting from the failure of the representations and warranties of Seller and IHS hereunder to be true and correct exceeds $250,000 and, in such event, Seller and IHS shall be required to pay the full amount of such Losses including the first $250,000. At any time, the aggregate liability of Seller for indemnification under Section 10.2(a)(i)(A) of this Agreement and the Transaction Documents shall not exceed (i) $9,500,000, less (ii) the aggregate amount that previously shall have been paid to Buyer pursuant to the indemnification provisions of this Agreement by Seller.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable under the indemnification provisions of this Section 10.2 or otherwise have any liability for any misrepresentation or breach of warranty or covenant under this Agreement or otherwise in connection with the transactions contemplated hereby to the extent that the Loss constitutes an Assumed Liability.

                  (f) If any action or proceeding be commenced, or if any claim, demand or assessment be asserted, in respect of which any party ("Indemnitee") proposes to hold any other party ("Indemnitor") liable under the indemnity provisions of this Section 10.2 or otherwise under this Agreement or in connection with the transactions contemplated hereby (a "Claim"), then if the Indemnitor shall, at its option, acknowledge its indemnification obligation and notify Indemnitee of its election to contest or defend any such Claim, such Indemnitor shall be entitled, at its sole cost and expense, to contest or defend the same with counsel of its own choosing, and Indemnitee shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor so long as any Indemnitor is contesting or defending the same in good faith, and Indemnitee (and its successors and assigns) shall cooperate with the Indemnitor in the contest or defense thereof (and the Indemnitor shall reimburse Indemnitee for the Indemnitee's reasonable actual out-of-pocket expenses incurred in connection with such cooperation) and Indemnitee shall enter into any settlement with respect thereto recommended by Indemnitor so long as the amount of such settlement is paid by the Indemnitor and no obligation to perform or refrain from performing any act shall be imposed upon Indemnitee by reason thereof and such settlement otherwise is reasonable.

                           (i) Notwithstanding the foregoing, any Indemnitee shall be entitled to conduct its own defense at the reasonable cost and expense of the Indemnitor if it would materially prejudice the Indemnitee due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Indemnitee and the Indemnitor, and provided further that in any event the Indemnitee may participate in such defense at its own expense. If Indemnitee shall have given Indemnitor at least thirty (30) days prior written notice that it intends to assume the defense of any Claim and if the Indemnitor fails to assume the defense of such Claim as provided above by the end of such thirty (30) day period or such later reasonable time (which shall be such period of time as will not result in prejudice to the rights of the Indemnitee), then the Indemnitee shall have the right to prosecute and conduct its own defense by counsel of its choice, and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof with the consent of the Indemnitor (which shall not unreasonably be withheld, conditioned or delayed). Such defense shall be at the cost and expense of the Indemnitor if it is subsequently determined that the Indemnitor was obligated to defend or indemnify the Indemnitee with respect to such action, proceeding, claim, demand or assessment.

                           (ii) It is specifically understood and agreed that in the event a misrepresentation or breach of warranty or covenant is discovered by Buyer after the Closing, the remedy of Buyer shall be limited to the indemnification as set forth in this Section 10.2, and Buyer shall not be entitled to a rescission of this Agreement.

         The obligation of each Indemnitor hereunder shall be without right of setoff or hold-back in respect of any claim, counterclaim or cross claim such Indemnitor may have or allege against any Indemnitee, whether under this Agreement or otherwise, and such Indemnitor hereby waives any such right of set-off or hold- back it may have or allege to have.

         10.3 Restrictions.

                  (a) From and after the Closing Date, neither IHS nor Seller shall disclose, to any person or entity, or make use of, without the authorization of Buyer, any nonpublic pricing strategies or records of Seller, any proprietary data or trade secrets owned by Seller and included in the Assets or any financial or other information about Seller; provided that the foregoing restrictions shall not apply to any information which:

                           (i) is or becomes publicly known through no negligent or wrongful act or omission on the part of Seller or IHS; or

                           (ii) is or becomes available to the disclosing party on a non-confidential basis from a third party without a similar restriction and without breach of this Agreement; or

                           (iii) is approved for release by Buyer; or

                           (iv) is required to be disclosed in accordance with applicable law.

                  (b) No Solicitation of Employees. During the period terminating on the second anniversary of the Closing Date, Seller and IHS shall not, directly or indirectly through any entity controlled directly or indirectly by any of them, solicit for purposes of employment, any Employee; provided, however, that the foregoing shall not apply to general advertisements or other appeals seeking employees generally made to the public.

                  (c) IHS and each Seller acknowledge that the restrictions contained in this Section 10.3 may be specifically enforced.

         10.4 Delivery of Records. On the Closing Date, each Seller shall deliver, cause to be delivered, or make available to Buyer all records and files then in such Seller's possession relating to the operation of the Business.

         10.5 Access to Records. After the Closing, at reasonable times and on reasonable notice, Seller shall have access to the books and records pertaining to its operations which were delivered to Buyer (and shall be permitted to make copies of any portion thereof), and Buyer shall retain such books and records for a period of six years after the Closing Date, except as hereinafter provided. Buyer shall notify Sellers of its intention to dispose of or destroy any of such books and records and, upon any Seller's request, shall deliver such books and records to such Seller.

         10.6 Employees.

                  (a) Buyer agrees to make offers of employment to substantially all of the Employees. Any Employee on short term disability or long term disability as set forth on Schedule 10.6(a) may be offered employment by Buyer in its discretion. Buyer agrees to indemnify, and on demand defend and hold Seller harmless from and against and with respect to any and all damage, loss, liability, deficiency, cost and expense (including, without limitation, reasonable attorneys' fees and costs), arising out of any failure to give any required notices to appropriate persons with respect to employment issues that may arise following the sale contemplated by this Agreement under the WARN Act and any other applicable similar state notification laws. Buyer's foregoing indemnification obligations shall not apply to the extent that any notifications are required by reason of actions taken by Seller or IHS.

                  (b) By no later than December 31, 1998, Buyer agrees to make available health care benefits (comparable in coverage and rates to that currently provided by Buyer to its own employees) to the Employees (who become and remain employees of Buyer pursuant to subsection (a) above) pursuant to COBRA. Seller shall provide a list bill of all Employee COBRA enrollees each month and a statement of claims and fixed costs incurred by the fifteenth of the next month. Until Buyer shall comply with its obligations under the first sentence of this subsection (b), Buyer shall reimburse Seller within five (5) days of submission of an invoice to Buyer setting forth the amount due (which invoices shall not be presented more frequently than monthly), for the greater of (x) the COBRA equivalent premiums and (y) the actual fixed costs and claims incurred after the Closing with respect to Employees and their qualified beneficiaries.

                  (c) Seller shall provide COBRA coverage, to the extent elected, to any Employee and their respective qualified beneficiaries if such person had a qualifying event occurring before or on the Closing Date. Seller shall provide, in accordance with ERISA, each Employee and his qualified beneficiaries a notice as described in Section 4980B of the Code concerning his right to continuation coverage of IHS's or Sellers' group health benefits and, to the extent elected, provide such coverage.

         10.7 Licensure Power of Attorney. At the request of Buyer, Seller shall execute such powers of attorney as Buyer may reasonably deem necessary to allow Buyer to utilize any licenses or permits of Seller which are not transferable to Buyer for a period not to exceed that permitted by applicable law without penalty, premium or the like, provided, as a condition precedent to Seller's execution of such instrument, Buyer shall also provide Seller with (a) appropriate covenants that (i) the Assets following Closing shall be operated in accordance with all applicable laws, rules, regulations and third party payor requirements in all material respects and that all goods and services shall be provided in accordance with customary and accepted standards of care and (ii) Buyer shall use its best efforts to obtain, as soon as reasonably possible, new licenses, with release of Seller from any liability resulting from post-Closing operations, and (b) indemnification against all Loss arising out of the grant of such powers of attorney and the use thereof in form and substance reasonably acceptable to Seller.

         10.8 Transition Services Agreement. At the Closing, the parties shall enter into a Transition Services Agreement in the form of Exhibit 10.8 hereto.

         10.9 Cooperation - Further Assistance. From time to time, as and when reasonably requested by Buyer after the Closing, Seller will execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement, and to vest in Buyer good title to, possession of and control of all of the Assets. Notwithstanding anything to the contrary contained herein, Seller shall not be required to obtain any consents to transfers of contracts or licenses.


                             ARTICLE XI: TERMINATION

         11.1 Termination. This Agreement may be terminated at any time at or prior to the time of Closing by:

                  (a) Buyer, if any condition precedent to the obligations of Buyer hereunder, including without limitation those conditions set forth in
Article VIII hereof, have not been satisfied by a date which is thirty (30) days following the date of this Agreement, except as otherwise provided in Section
8.5 or 8.10 hereof;

                  (b) IHS, if any condition precedent to the obligations of any Seller or IHS hereunder, including without limitation those conditions set forth in Article IX hereof, have not been satisfied by a date which is thirty (30) days following the date of this Agreement, except as otherwise provided in
Section 9.5 or 9.7 hereof;

                  (c) as otherwise provided in this Agreement; or

                  (d) the mutual consent of Buyer and IHS.

         11.2 Effect of Termination. If a party terminates this Agreement because one of its conditions precedent has not been fulfilled, or if this Agreement is terminated by mutual consent, this Agreement shall become null and void without any liability of any party to the other; provided, however, that if such termination is by reason of the breach by Seller or IHS of any of their representations, warranties, or obligations under this Agreement, Buyer shall be entitled to be indemnified for any Loss incurred by it by reason thereof in accordance with Section 10.2 hereof (and for such purposes such Section 10.2 shall survive the termination of this Agreement).


                           ARTICLE XII: MISCELLANEOUS

         12.1 Costs and Expenses. Except as expressly otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay all sales, transfer, recording, and stamp taxes payable in connection with any of the transactions contemplated by this Agreement.

         12.2 Benefit and Assignment. This Agreement binds and inures to the benefit of each party hereto and its successors and proper assigns. This Agreement and the rights and obligations hereunder may not be assigned without the consent of the remaining parties hereto. At the Closing, Buyer may designate one or more wholly owned subsidiaries or other persons or entities to which all or any portion of the Assets are to be assigned or transferred hereunder.

         12.3 Effect and Construction of this Agreement. This Agreement and the Exhibits, Schedules and the Transaction Documents embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. The captions used herein do not constitute part of this Agreement, are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

         12.4 Notices. All notices and demands required or permitted hereunder shall be in writing and shall be deemed to be properly given or made when personally delivered to the party or parties entitled to receive the notice or two (2) business days after being sent by certified or registered mail, postage prepaid, or on the next business day if sent for next day delivery by a nationally recognized overnight courier, in either case, properly addressed to the party or parties entitled to receive such notice at the address stated below:

If to Buyer:                        PharMerica, Inc.
                                    3611 Queen Palm Dr.
                                    Tampa, FL 33619
                                    Attn: Chairman

With a copy to:                     Weil, Gotshal & Manges, LLP
                                    767 Fifth Avenue
                                    New York, New York 10153
                                    Attn: Peter Gruenberger, Esq.
                                          Norman D. Chirite, Esq.

                                       and

                                    Harwell Howard Hyne Gabbert &
                                    Manner, PC.
                                    1800 First American Center
                                    315 Deaderick Street
                                    Nashville, TN  37238
                                    Attn:  Mark Manner, Esq.

If to any Seller or IHS:            Integrated Health Services, Inc.
                                    10065 Red Run Boulevard
                                    Owings Mills, MD 21117
                                    Attn:  Chairman and Chief Executive Officer

With a copy to:                     Blass & Driggs, Esqs.
                                    461 Fifth Avenue, 19th Floor
                                    New York, New York 10017
                                    Attn:  Michael S. Blass, Esq.


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



Such addresses may be changed by providing written notice as provided in this
Section 12.4.

         12.5 Waiver, Discharge, Etc. This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by IHS on behalf of itself and Seller and by Buyer. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

         12.6 Rights of Persons Not Parties. Nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than the successors and proper assigns of the parties hereto and except persons indemnified pursuant to Article X hereof.

         12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts executed, delivered and to be fully performed in such State, disregarding any contrary rules relating to the choice or conflict of laws.

         12.8 Public Announcements. Any general public announcements or similar media publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as IHS and Buyer shall determine; provided that nothing herein shall prevent such party, upon as much prior notice to, and opportunity to comment by, the other party as shall be reasonably practicable under the circumstances, from making such written announcements as such party's counsel may consider advisable in order to satisfy the party's legal and contractual obligations in such regard. To the extent inconsistent herewith, the provisions of the Settlement Agreement and of the Confidentiality Agreement dated as of the date hereof among Buyer, IHS and Counsel Corporation shall supersede this Section.

         12.9 Specific Performance. The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement by IHS or Seller and that Buyer shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or prospective breach. To the extent inconsistent herewith, the provisions of the Settlement Agreement shall supersede this Section.


                       [SIGNATURES ON THE FOLLOWING PAGE]

                  IN WITNESS WHEREOF, each of the parties hereto and in the capacity indicated below has executed this Agreement as of the day and year first above written.

PHARMERICA, INC.


By: /s/ DAVID L. REDMOND
    ---------------------------------
    David L. Redmond, EVP & CFO


INTEGRATED HEALTH SERVICES, INC.


By:
    ---------------------------------
     Name:
     Title:


NATIONAL INSTITUTIONAL PHARMACY SERVICES, INC.


By:
    ---------------------------------
     Name:
     Title:

                                    EXHIBIT A

                     FORM OF NON-NEGOTIABLE PROMISSORY NOTE

                             Dated: August 19, 1998

         FOR VALUE RECEIVED, the undersigned, PHARMERICA, INC., a Delaware corporation (the "Payor"), HEREBY PROMISES TO PAY TO NATIONAL INSTITUTIONAL PHARMACY SERVICES, INC. (the "Payee"), in lawful money of the United States of America and in immediately available funds, the principal amount of FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000) on August 19, 2003.

         Interest shall be due on the principal amount at the rate of 10% per annum, payable in monthly installments of $37,500.00, beginning on September 19, 1998 and ending on August 19, 2003.

         The principal amount of the indebtedness evidenced hereby shall be subject to offset or reduction for the amount of any claims of the Payor arising under the Asset Purchase Agreement dated August 19, 1998 among Payor, Payee and Integrated Health Services, Inc. ("IHS"), the Amended and Restated Preferred Provider Agreement dated August 19, 1998 between Payor and IHS, or the Amended and Restated Non-Competition Agreement dated August __, 1998 among Payor and IHS.

         THIS NOTE IS NON-NEGOTIABLE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE ENCUMBERED WITHOUT THE PRIOR WRITTEN CONSENT OF THE PAYOR.

         Demand, presentment, protest and notice of non-payment and protest are hereby waived by the Payor.

         This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware.


                                            PHARMERICA, INC.


                                            By:
                                                --------------------------------
                                                Title:



                                       39